Exhibit 99.2

News Release

Investor Contact

Matt Lee

Sr. Vice President, Finance and Investor Relations

Dine Brands Global, Inc.

IR@dinebrands.com

Media Contact

Susan Nelson

Sr. Vice President, Global Communications

Dine Brands Global, Inc.

Mediainquiries@dinebrands.com

Dine Brands Global, Inc. Prices $600 Million Securitized Financing Facility

PASADENA, Calif., June 5, 2025 – Dine Brands Global, Inc. (NYSE: DIN) (“Dine Brands” or the “Corporation”), the parent company of Applebee’s Neighborhood Grill + Bar®, IHOP® restaurants and Fuzzy’s Taco Shop®, today announced that it has entered into a purchase agreement (the “Purchase Agreement”) under which two of the Corporation’s indirect, special purpose subsidiaries (the “Co-Issuers”) have agreed to issue and sell the Series 2025-1 Class A-2, Fixed Rate Senior Secured Notes (the “Class A-2 Notes”) in an initial principal amount of $600 million. Under the Purchase Agreement, the Class A-2 Notes will bear interest at a rate of 6.720% per annum, payable quarterly, and will have an expected term of five years.

The Class A-2 Notes are expected to be issued by the Co-Issuers in a privately placed securitization. The Co-Issuers and their subsidiaries will own substantially all of the Applebee’s and IHOP domestic franchising, rental and financing assets and will use the cash flows generated from these assets to make interest and principal payments on the Class A-2 Notes. The Corporation also intends to replace its existing Series 2022-1 Class A-1, Variable Funding Senior Notes (the “2022-1 Refinancing Notes”) with new Series 2025-1 Class A-1, Variable Funding Senior Notes on substantially the same terms in order to conform to the maturities of the Class A-2 Notes.

The net proceeds of the new facility would be used to repay any outstanding amounts under the Corporation’s existing Series 2019-1 Class A-2-II, Fixed Rate Senior Secured Notes (the “2019-1 Refinancing Notes”), for transaction costs associated with the refinancing and for general corporate purposes.

As of March 31, 2025, the balance of the 2019-1 Refinancing Notes was approximately $594 million and the remaining availability of the 2022-1 Refinancing Notes (which have a maximum outstanding principal amount of $325 million) was $224 million, with $100 million used for outstanding loan borrowings and an additional $1 million pledged against the 2022-1 Refinancing Notes for outstanding letters of credit.

The closing of the transactions referenced above is expected to be on or around June 17, 2025, subject to the satisfaction of various closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security. The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

(ii) About Dine Brands Global, Inc.

Based in Pasadena, California, Dine Brands Global, Inc. (NYSE: DIN) (“Dine Brands”), through its subsidiaries, franchises restaurants under the Applebee’s Neighborhood Grill + Bar®, IHOP® and Fuzzy’s Taco Shop® brands. As of March 31, 2025, these three brands consisted of over 3,500 restaurants across 19 international markets. Dine Brands is one of the largest full-service restaurant companies in the world and in 2022 expanded into the Fast Casual segment. For more information on Dine Brands, visit the Corporation’s website located at www.dinebrands.com.

(iii) Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, among other things: general economic conditions, including the impact of inflation, particularly as it may impact our franchisees directly; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of corporate strategies, including restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees, including any insolvency or bankruptcy; credit risks from our IHOP franchisees operating under our previous IHOP business model in which we built and equipped IHOP restaurants and then franchised them to franchisees; insufficient insurance coverage to cover potential risks associated with the ownership and operation of restaurants; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; risks of food-borne illness or food tampering; possible future impairment charges; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; changes in U.S. government regulations and trade policies, including the imposition of tariffs and other trade barriers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; delivery initiatives and use of third-party delivery vendors; our allocation of human capital and our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; risks of major natural disasters, including earthquake, wildfire, tornado, flood or a man-made disaster, including terrorism, civil unrest or a cyber incident; risks of volatile and adverse weather conditions as a result of climate change; pandemics, epidemics or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; changes in tax laws; failure to meet investor and stakeholder expectations regarding business responsibility matters; and other factors discussed from time to time in the

Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.